UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 6, 2024

Frontier Communications Parent, Inc.
(Exact name of registrant as specified in its charter)
Delaware
(State or other jurisdiction of incorporation)

001-11001	86-2359749
(Commission File Number)	(IRS Employer Identification No.)

1919 McKinney Avenue, Dallas, Texas	75201
(Address of principal executive offices)	(Zip Code)

(972) 445-0042
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	FYBR	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events.

As previously disclosed, on September 4, 2024, Frontier Communications Parent, Inc. (“Frontier” or the “Company”) entered into an Agreement and Plan of Merger (including the Exhibit thereto, the “Merger Agreement”) with Verizon Communications Inc., a Delaware corporation (“Parent”), and France Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which, subject to the terms and conditions thereof, Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation and a wholly owned subsidiary of Parent (the “Merger”). On October 7, 2024, the Company filed a definitive proxy statement (the “Proxy Statement”) with the Securities and Exchange Commission (“SEC”) in connection with the Merger.

Since the initial filing of the Proxy Statement, two complaints have been filed in the Supreme Court of the State of New York, County of New York by purported Company stockholders against the Company, the members of the board of directors of the Company (the “Board”), Parent and Merger Sub in connection with the Merger: Nathan Turner v. Frontier Communications Parent, Inc. et al., No. 655589/2024 (N.Y. Sup. Ct.) (filed October 22, 2024) and Robert Jones v. Frontier Communications Parent, Inc. et al., No. 655607/2024 (N.Y. Sup. Ct.) (filed October 23, 2024) (collectively, the “Stockholder Litigation”). Each of the complaints assert claims of negligent misrepresentation and concealment and negligence under New York common law. Additionally, the Company has received certain demand letters (collectively, the “Demand Letters”, and together with the Stockholder Litigation, the “Litigation Matters”) from purported stockholders of the Company generally alleging that the Proxy Statement contains alleged material misstatements and omissions in violation of Section 14(a), Section 20(a) and Rule 14a-9 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  If additional demand letters are received or additional complaints are filed, absent new or different allegations that are material, the Company may choose not to announce such additional letters or filings.

The complaints filed in the Stockholder Litigation seek various remedies, which include, among other things, (i) enjoining the defendants from proceeding with the proposed Merger unless and until the defendants disclose certain allegedly material information that was allegedly omitted from the Proxy Statement; (ii) rescinding the Merger to the extent already consummated or granting rescissory damages; (iii) awarding the plaintiffs the costs and disbursements of the action, including reasonable attorneys’ and expert fees and expenses; and (iv) granting such other and further relief as the court may deem just and proper.

The Company believes that the allegations contained in the Litigation Matters are without merit and that no further disclosures are required to supplement the Proxy Statement under applicable laws. However, in order to avoid the risk of the Litigation Matters delaying or adversely affecting the Merger and to minimize the costs, risks and uncertainties inherent in litigation, and without admitting any liability or wrongdoing, the Company has determined to voluntarily make the following supplemental disclosures to the Proxy Statement as described in this Current Report on Form 8‑K. Nothing in this Current Report on Form 8-K shall be deemed an admission of the legal necessity or materiality under applicable laws of any of the disclosures set forth herein. To the contrary, the Company specifically denies all allegations in the Litigation Matters and that any additional disclosure was or is required.

These supplemental disclosures will not change the consideration to be paid to the Company stockholders in connection with the Merger or the timing of the special meeting of Company stockholders (the “Special Meeting”) to be held on November 13, 2024, at 10:00 a.m. (Eastern Time), virtually via the internet at www.virtualshareholdermeeting.com/FYBR2024SM. The Board continues to unanimously recommend that you vote “FOR” the proposals to be voted on at the Special Meeting described in the Proxy Statement.

Supplemental Disclosures to the Proxy Statement in Connection with the Litigation Matters

The following disclosures in this Current Report on Form 8-K supplement the disclosures contained in the Proxy Statement and should be read in conjunction with the disclosures contained in the Proxy Statement, which in turn should be read in its entirety. All page references are to the Proxy Statement, and terms used below, unless otherwise defined, shall have the meanings ascribed to such terms in the Proxy Statement.

The disclosure in the section entitled “The Merger” under the heading “Background of the Merger”, beginning on page 32 of the Proxy Statement, is hereby amended as follows:

The third sentence of the third full paragraph on page 33 is amended and restated by replacing such sentence in its entirety with the following (with new text underlined and in bold):

During the course of the following week, the Company and its advisors negotiated and entered into a confidentiality agreement with ~~each of~~ Party B on December 3, 2023 and with Verizon on December 6, 2023, each of which did not contain a “don’t ask, don’t waive” provision and contained standstill provisions that would automatically terminate upon the entry by the Company into a definitive acquisition agreement with a third party.

The second sentence of the second full paragraph on page 34 is amended and restated by replacing such sentence in its entirety with the following (with new text underlined and in bold):

The Company consented to Party A engaging with one potential equity financing partner and proceeded to negotiate and have such potential equity financing partner enter into a joinder agreement to the Company’s existing confidentiality agreement with Party A, previously executed on May 30, 2023, which confidentiality agreement did not contain a ‘‘don’t ask, don’t waive’’ provision and contained a standstill provision that would automatically terminate upon the entry by the Company into a definitive acquisition agreement with a third party.

The seventh full paragraph on page 35 is amended and restated by replacing such paragraph in its entirety with the following (with new text underlined and in bold):

On May 15, 2024, the Board, along with members of Company management and the Company’s legal and financial advisors, met for a regularly scheduled meeting. Members of Company management provided the Board with an overview of the Company’s strategic initiatives, including execution of the Company’s then-current stand-alone plan and various financing alternatives to fund ~~the~~ this stand-alone plan. Relative to the Standalone Case (as defined in “—Certain Financial Forecasts”) which superseded this stand-alone plan, this stand-alone plan reflected more conservative fiber deployment objectives, and, accordingly, lower forecasts for future revenue. Members of Company management also provided the Board with an update regarding the status of the Party D Joint Venture, including the key negotiated terms of the Party D Joint Venture and the anticipated timeline of further negotiations.

The following paragraph on pages 36-37 is amended and restated by replacing such sentence in its entirety with the following (with new text underlined and in bold):

On June 26, 2024, the Board, along with members of Company management, met to discuss (i) the formal establishment of a special purpose committee to assist the Board in the review and evaluation of potential strategic transactions available to the Company, including a proposed joint venture transaction (including the Party D Joint Venture) and a possible sale or other business combination transaction (the ‘‘Strategic Review Committee’’) and (ii) the formal engagement of PJT Partners as a financial advisor to the Company and the Strategic Review Committee and Paul, Weiss as a legal advisor to the Strategic Review Committee to support the evaluation of potential strategic transactions. On June 27, 2024, by unanimous written consent, the Board formally established the Strategic Review Committee consisting of the following members: Mr. Stratton, Kevin L. Beebe, Pamela L. Coe, Mr. Jeffery, Steven C. Pusey, Margaret M. Smyth, Maryann Turcke and George (Woody) Young (chair).  Such members of the Board were chosen for the Strategic Review Committee based on scheduling availability, not on the basis of any conflict of interest, and all members of the Board were permitted to attend meetings of the Strategic Review Committee in their capacities as directors of the Company.  The Board ~~and~~ delegated to the Strategic Review Committee the authority to (i) review and evaluate the terms and conditions of potential strategic transactions, (ii) provide oversight and guidance to management regarding potential strategic transactions, including the negotiation of the terms thereof and (iii) recommend to the Board any and all actions with respect to any potential strategic transaction. Members of the Strategic Review Committee regularly consulted with each other and members of Company management throughout the transaction process, and the Strategic Review Committee also regularly met in executive session at the conclusion of meetings of the Strategic Review Committee to discuss the Company’s strategic alternatives and the negotiations with potential counterparties.

The fifth full paragraph on page 38 is amended and supplemented by adding the following sentence to the end of such paragraph:

The Board considered the advantages of engaging Barclays as a second financial advisor in the potential sale process, including the additional perspective that Barclays could offer and the familiarity of Barclays with the Company’s business, given Barclays’ past experience working with the Company and others in its industry.

The sixth sentence of the fourth full paragraph on page 43 is amended and restated by replacing such sentence in its entirety with the following (with new text underlined and in bold):

The Board also reviewed the most up-to-date disclosure statements previously provided from each of (i) PJT Partners on September 2, 2024, confirming that no new disclosable relationships existed between PJT Partners and any of the relevant transaction parties, and (ii) Barclays on September 3, 2024, identifying the relationships between ~~PJT Partners and~~ Barclays~~, respectively,~~ and affiliates of Verizon.

The second full paragraph on page 44 is amended and supplemented by adding the following sentence to the end of such paragraph:

Prior to the execution of the Verizon Merger Agreement, no Company director, officer or representative conducted discussions with representatives of any potential strategic counterparty, including Verizon, with respect to possible post-transaction employment or service as a director or officer. For a more complete description of the interests of the Company’s directors and officers in the transaction, see the section below entitled  “—Interests of the Company’s Directors and Executive Officers in the Merger”.

The disclosure in the section entitled “The Merger” under the heading “Certain Financial Forecasts”, beginning on page 50 of the Proxy Statement, is hereby amended as follows:

The following table on page 54 under the sub-heading “Illustrative Unconstrained Capital Case” is amended and supplemented by adding the following footnote (with new text underlined and in bold):

Illustrative Unconstrained Capital Case(2)

(2)
The Illustrative Unconstrained Capital Case, as made available to Verizon and to certain other parties potentially interested in a transaction with the Company, did not include a forecast for Unlevered Free Cash Flow.

The disclosure in the section entitled “The Merger” under the heading “Opinions of the Financial Advisors of the Company and the Strategic Review Committee―Opinion of PJT Partners LP”, beginning on page 54 of the Proxy Statement, is hereby amended as follows:

The following table on page 57 under the sub-heading “Selected Comparable Company Analysis” is amended as follows (with new text underlined and in bold):

	Low	Median	Average	High
TEV / 2025E Adjusted EBITDA (post-SBC)	5.5x	6.7x	7.4x	10.6x

The following table on page 58 under the sub-heading “Selected Precedent Merger Analysis” is amended as follows (with new text underlined and in bold):

	Low	Median	Average	High
TEV / LTM Adjusted EBITDA (post-SBC)	4.8x	5.9x	6.5x	9.9x

The first sentence of the first full paragraph on page 59 is amended and restated by replacing such sentence in its entirety with the following (with new text underlined and in bold):

After reviewing the above analyses, PJT Partners selected a TEV / LTM Adjusted EBITDA (post-SBC) multiple range of 7.0x to 10.0x and applied such range to the Company’s estimated EBITDA (post-SBC) for the twelve-month period ended June 30, 2024 included in the Standalone Case to calculate a range of implied prices per share of Company common stock based on ~~the fully diluted~~ 256,141,007 shares of Company common stock outstanding on a fully diluted basis calculated using the treasury stock method as of September 3, 2024 (as provided by the Company’s management and approved for PJT Partners’ use by the Company) as well as the Company’s net debt as of June 30, 2024, which was $10.236 billion (including the Company’s finance lease liabilities as of June 30, 2024, as provided by the Company’s management and approved for PJT Partners’ use by the Strategic Review Committee)~~,~~ and tax affected pension liabilities as of June 30, 2024, which were $504 million (as provided by the Company’s management and approved for PJT Partners’ use by the Strategic Review Committee) ~~and finance lease liabilities as of June 30, 2024~~.

The second sentence of the fifth full paragraph on page 59 is amended and restated by replacing such sentence in its entirety with the following (with new text underlined and in bold):

The unlevered free cash flows and the terminal value were then discounted to present value as of June 30, 2024 using discount rates ranging from 7.75% to 8.75%, which were ~~selected based on~~ derived from PJT Partners’ analysis of the weighted average cost of capital of the Company ~~and its professional judgment~~, based on PJT Partners’ analysis of the Company’s cost of equity using the capital asset pricing model, debt to equity ratio and cost of debt.

The first sentence of the sixth full paragraph on page 59 is amended and restated by replacing such sentence in its entirety with the following (with new text underlined and in bold):

PJT Partners then calculated a range of implied equity values per share of Company common stock by (i) subtracting the Company’s net debt as of June 30, 2024, which was ~~estimated~~ $10.236 billion (including the Company’s finance lease liabilities as of June 30, 2024, as provided by the Company’s management ~~to be $10.027 billion~~ and approved for PJT Partners’ use by the Strategic Review Committee)~~, (ii) subtracting the Company’s finance lease liabilities as of June 30, 2024, which were estimated by the Company’s management to be $209 million,~~ and (ii) ~~(iii)~~ adding the net present value of the cash flow impact from the Company’s utilization of NOLs for the period from June 30, 2024 through the fiscal year ending December 31, 2033 included in the NOL forecasts (which were discounted to present value as of June 30, 2024 using discount rates ranging from 7.75% to 8.75% selected by PJT Partners in its professional judgment), from or to the estimated TEV derived using the discounted cash flow method and dividing such amount by ~~the fully diluted number of~~ 256,141,007 shares of Company common stock outstanding on a fully diluted basis as of September 3, 2024 (as provided by the Company’s management and approved for PJT Partners’ use by the Company).

The following paragraph on page 60 under the sub-heading “Other Information” is amended by replacing such paragraph in its entirety with the following (with new text underlined and in bold):

PJT Partners also observed the additional factors described below, which were not considered part of its financial analyses in connection with rendering its opinion, but were referenced solely for informational purposes:

•
fourteen publicly available Wall Street research analysts’ share price targets in the next 12 months for shares of Company common stock, which indicated a target share price range, excluding the low and high outliers, for shares of Company common stock of $29.00 to $39.00, as compared to the merger consideration of $38.50 per share of Company common stock; and

•
historical trading prices of shares of Company common stock during the 52-week period ended September 3, 2024, indicating low and high intraday trading prices of shares of Company common stock during such period of $13.67 to $29.83.

The disclosure in the section entitled “The Merger” under the heading “Opinions of the Financial Advisors of the Company and the Strategic Review Committee―Opinion of Barclays Capital Inc.”, beginning on page 61 of the Proxy Statement, is hereby amended as follows:

The following paragraph on pages 63-64 is amended and restated by replacing such paragraph in its entirety with the following (with new text underlined and in bold).

To calculate the estimated enterprise value (“EV”) of the Company using the discounted cash flow method, Barclays added (i) the Company’s projected after-tax unlevered free cash flows for the period from July 1, 2024 through December 31, 2033 based, subject to the adjustments described below, on the Standalone Case, (ii) the “terminal value” of the Company as of December 31, 2033 and (iii) the estimated cash tax savings resulting from utilization of the Company’s NOLs, and then discounted such amount to its present value using a mid-year convention and a range of selected discount rates.  The adjustments to the after-tax unlevered free cash flows provided by the Company management as part of the Standalone Case are described in footnote (3) of in the section entitled “—Certain Financial Forecasts”).  The residual value of the Company at the end of the forecast period, or “terminal value,” was estimated by selecting a range of perpetuity growth rates ranging from 0.75% to 1.25%, which were derived by Barclays utilizing its professional judgment and experience. The cash flows and terminal values were then discounted to present value as of June 30, 2024 using discount rates ranging from 7.5% to 8.5%. The range of discount rates was selected based on an analysis of the weighted average cost of capital of the Company and of selected comparable companies. Barclays then calculated a range of implied prices per share of Company common stock by subtracting the Company’s estimated net indebtedness of $10.236 billion (excluding unfunded pension liabilities already incorporated into the Company’s projected after-tax unlevered free cash flows) as of June 30, 2024 from the estimated EVs and dividing such amounts by approximately 256.1 million ~~the number of~~ shares of Company common stock on a fully diluted basis as of August 30, 2024, based on information provided by the Company’s management and approved for Barclays’ use by the Company.

The second full paragraph on page 64 is amended and supplemented by adding the following sentence to the end of such paragraph:

For reference purposes, the mean and median EV to EBITDA ratios of the selected comparable companies that Barclays reviewed were (i) 7.5x and 6.6x, respectively, for 2024 estimated EBITDA and (ii) 6.9x and 6.6x, respectively, for 2025 estimated EBITDA.

The fifth sentence of the fourth full paragraph on page 64 is amended and restated by replacing such sentence with the following (with new text underlined and in bold):

Based upon these judgments (in each case, subject to appropriate selection of publicly available information to ensure comparability across the reference companies), Barclays selected a range of multiples of 2024 estimated EV to EBITDA of 7.50x to 8.75x and a range of multiples of 2025 estimated EV to EBITDA of 7.25x to 8.50x and applied such ranges to the 2024 and 2025 Adjusted EBITDA (pre-SBC), respectively, from the Standalone Case, then deducted net indebtedness and the unfunded pension amount as of June 30, 2024 to calculate a range of implied equity values per share of Company common stock.

The first full paragraph on page 65 is amended and restated by replacing such paragraph in its entirety with the following (with new text underlined and in bold):

Barclays reviewed and compared the purchase prices, financial multiples, and implied valuation metrics in selected other transactions that Barclays, based on its experience with merger and acquisition transactions, deemed relevant. Barclays chose such transactions based on, among other things, the similarity of the applicable target companies in the transactions to the Company with respect to certain operational or financial characteristics that Barclays deemed relevant. For reference purposes, the mean and median ratios of EV to last twelve month EBITDA of the selected precedent transactions that Barclays reviewed were 8.3x and 6.4x, respectively. The selected precedent transactions were:

The third sentence of the second full paragraph on page 65 is amended and restated by replacing such sentence with the following (with new text underlined and in bold):

Based on its professional judgment and experience, Barclays therefore made qualitative judgments concerning differences between the characteristics of the selected precedent transactions and the merger which would affect the acquisition values and multiples of the selected target companies ~~and the Company~~.

The fourth sentence of the second full paragraph on page 65 is amended and restated by replacing such sentence with the following (with new text underlined and in bold):

Based upon these judgments, and taking into consideration the observed multiples for the selected precedent transactions (in each case, subject to appropriate selection of publicly available information to ensure comparability across the reference transactions), Barclays selected a range of multiples of EV to last twelve month EBITDA of 7.0x to 9.5x and applied such range to the last twelve month EBITDA (pre-SBC) of the Company, then deducted net indebtedness and the unfunded pension amount as of June 30, 2024 to calculate a range of implied equity values per share of Company common stock.

The last full paragraph on page 65 is amended and restated by replacing such paragraph in its entirety with the following (with new text underlined and in bold):

For informational purposes, Barclays reviewed publicly available price targets for shares of Company common stock prepared and published in 2024 by fourteen equity research analysts associated with various Wall Street firms with data current as of September 3, 2024. Barclays noted that the range of broker price targets was $29 to $39 per share, after excluding the highest and lowest outliers of $61 and $17 per share, respectively.

The fourth paragraph on page 66 is amended and restated by replacing such paragraph in its entirety with the following (with new text underlined and in bold):

The reasons for and the circumstances surrounding each of the transactions analyzed in the transaction premium analysis were diverse and there are inherent differences in the business, operations, financial conditions and prospects of the Company and the companies included in the transaction premium analysis. Accordingly, Barclays believed that a purely quantitative transaction premium analysis would not be particularly meaningful in the context of considering the merger. Barclays therefore made qualitative judgments concerning the differences between the characteristics of the selected transactions and the merger which would affect the acquisition values of the target companies and the Company. Based upon these judgments, Barclays selected a range of 22% to 56% representing the 25th percentile and 75th percentile of 1-day unaffected price premiums for the reviewed transactions, to the closing price of Company common stock on each of February 2, 2024 and September 3, 2024 to calculate a range of implied prices per share of Company common stock. The results of this transaction premium analysis are summarized below:

Premium to Unaffected Price
	Premium to 1-Day Price	Premium to 1-Month Price
	All	All
Mean	54%	64%
Median	36%	39%
25th Percentile	22%	25%
75th Percentile	56%	62%

The paragraph on pages 66-67 is amended and supplemented by adding the following sentence to the end of such paragraph:

From January 1, 2022 to September 3, 2024, Barclays received approximately $12.3 million in investment banking fees from the Company and approximately $25.8 million in investment banking fees from Verizon.

Forward-Looking Statements

This communication contains “forward-looking statements” pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements address our expectations or beliefs concerning future events, including, without limitation, statements that relate to the proposed transaction. These statements are made on the basis of management’s views and assumptions, as of the time the statements are made, regarding future events and performance and contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” “may,” “will,” “would,” or “target.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain.

A wide range of factors could materially affect future developments and performance, including but not limited to: (i) the risk that the proposed transaction may not be completed in a timely manner or at all; (ii) the failure to receive, on a timely basis or otherwise, the required approval of the proposed transaction by the Company’s stockholders; (iii) the possibility that any or all of the various conditions to the consummation of the proposed transaction may not be satisfied or waived, including the failure to receive any required regulatory approvals from any applicable governmental entities (or any conditions, limitations or restrictions placed on such approvals); (iv) the possibility that competing offers or acquisition proposals for the Company will be made; (v) the occurrence of any event, change or other circumstance that could give rise to the termination of the definitive transaction agreement relating to the proposed transaction, including in circumstances which would require the Company to pay a termination fee; (vi) the effect of the announcement or pendency of the proposed transaction on the Company’s ability to attract, motivate or retain key executives and employees, its ability to maintain relationships with its customers, suppliers and other business counterparties, or its operating results and business generally; (vii) risks related to the proposed transaction diverting management’s attention from the Company’s ongoing business operations; (viii) the amount of costs, fees and expenses related to the proposed transaction; (ix) the risk that the Company’s stock price may decline significantly if the Merger is not consummated; (x) the risk of shareholder litigation in connection with the proposed transaction, including resulting expense or delay; and (xi) (A) the risk factors described in Part I, Item 1A of Risk Factors in the Company’s most recent Annual Report on Form 10-K for the year ended December 31, 2023 and (B) the other risk factors identified from time to time in the Company’s other filings with the SEC. Filings with the SEC are available on the SEC’s website at http://www.sec.gov.

This list of factors that may affect actual results and the accuracy of forward-looking statements is illustrative and is not intended to be exhaustive. These risks and uncertainties may cause actual future results to be materially different than those expressed in such forward-looking statements. The Company does not intend, nor does it undertake any duty, to update any forward-looking statements.

Participants in the Solicitation

The Company and its directors, executive officers and other members of management and employees, under SEC rules, may be deemed to be participants in the solicitation of proxies from the stockholders of the Company in connection with the proposed transactions. Information about the Company’s directors and executive officers is set forth in the Company’s Proxy Statement on Schedule 14A for its 2024 Annual Meeting of Shareholders, which was filed with the SEC on April 3, 2024. To the extent holdings of the Company’s securities by its directors or executives officers have changed since the amounts set forth in such 2024 proxy statement, such changes have been or will be reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC, including the Form 4s filed by: John Harrobin on May 7, 2024; William McGloin on May 7, 2024 and June 21, 2024; Scott C. Beasley on May 7, 2024; Mark D. Nielsen on May 7, 2024; John G. Stratton on May 7, 2024; Veronica Bloodworth on May 7, 2024; Alan Gardner on May 7, 2024; Maryann Turcke on May 30, 2024; Kevin L. Beebe on May 30, 2024; George Haywood Young III on May 30, 2024; Pamela L. Coe on May 30, 2024; Lisa Chang on May 30, 2024; Stephen Charles Pusey on May 30, 2024; Pratabkumar Vemana on May 30, 2024; and Margaret Mary Smyth on May 30, 2024. Additional information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, is included in Frontier’s definitive proxy statement relating to the proposed transactions, which was filed with the SEC on October 7, 2024. These documents (when available) may be obtained free of charge from the SEC’s website at www.sec.gov or the Company’s website at https://investor.frontier.com.

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed acquisition of the Company by Verizon.  In connection with the proposed transaction, on October 7, 2024, the Company filed a definitive proxy statement with the SEC. INVESTORS AND STOCKHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING FRONTIER’S PROXY STATEMENT (IF AND WHEN AVAILABLE), BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and stockholders are or will be able to obtain the documents (if and when available) free of charge either from the SEC’s website at www.sec.gov or from the Company’s Investor Relations webpage at investor.frontier.com or by contacting the Company’s Investor Relations by e-mail at ir@ftr.com.

No Offer or Solicitation

This communication is not intended to and shall not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities, or a solicitation of any vote or approval, nor shall there be any offer, solicitation or sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made in the United States absent registration under the U.S. Securities Act of 1933, as amended, or pursuant to an exemption from, or in a transaction not subject to, such registration requirements.

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FRONTIER COMMUNICATIONS PARENT, INC.

	By:	/s/ Mark Nielsen
Name: Mark Nielsen
Title: Executive Vice President, Chief Legal & Regulatory Officer

Date: November 6, 2024